Exhibit 5.1

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA BEIJING HONG KONG SEOUL	2 London Wall Place London EC2Y 5AU T: +44 20 7614 2200 F: +44 20 7600 1698 clearygottlieb.com D: +44 20 7614 2237 ssperber@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE FRANKFURT LONDON MILAN PARIS ROME

 March 13, 2025

GSK plc

79 New Oxford Street

London WC1A 1DG

United Kingdom

GlaxoSmithKline Capital Inc.

1100 North Market Street

Suite 4056, Wilmington

Delaware 19890

United States

GlaxoSmithKline Capital plc

79 New Oxford Street

London WC1A 1DG

United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel to GlaxoSmithKline Capital Inc., a Delaware corporation (“GSK Capital Inc.”), GlaxoSmithKline Capital plc, a public limited company incorporated in England and Wales (“GSK Capital plc”) and GSK plc, a public limited company incorporated in England and Wales (the “Guarantor”), in connection with the offering pursuant to a registration statement on Form F-3 (Nos. 333-278205, 333-278205-01 and 333-278205-02), as amended as of its most recent effective date (March 6, 2025), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein, but excluding Exhibits 25.1, 25.2 and 25.3, the “Registration Statement”) and the prospectus, dated March 25, 2024, as supplemented by the prospectus supplement thereto, dated March 6, 2025 (together, including the documents incorporated by reference therein, the “Prospectus”) of (i) guaranteed debt securities of GSK Capital Inc. consisting of U.S.$850,000,000 aggregate principal amount of 4.500% Notes due 2030 and U.S.$750,000,000 aggregate principal amount of 4.875% Notes due 2035 (together, the “GSK Capital Inc. Debt Securities”), (ii) guaranteed debt securities of GSK Capital plc consisting of U.S.$400,000,000 aggregate principal amount of 4.315% Notes due 2027 and U.S.$600,000,000 aggregate principal amount of Floating Rate Notes due 2027 (together, the “GSK Capital plc Debt Securities”, and together with the GSK Capital Inc. Debt Securities, the “Debt Securities”) and (iii) guarantees of the Guarantor in respect of the Debt Securities (the “Guarantees” and, together with the Debt Securities, the “Securities”).

Cleary Gottlieb Steen & Hamilton LLP is a Limited Liability Partnership registered in England and Wales Number OC310280. It is authorised and regulated by the Solicitors Regulation Authority. A list of the members and their professional qualifications is open to inspection at the registered office,

2 London Wall Place, London EC2Y 5AU. Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

GSK plc et al., p. 2

The GSK Capital Inc. Debt Securities and the related Guarantees were issued under an indenture dated as of April 6, 2004, as amended and supplemented by the First Supplemental Indenture dated as of March 18, 2013, as further amended and supplemented by the Second Supplemental Indenture dated as of March 21, 2014, and as further amended and supplemented by the Third Supplemental Indenture dated as of May 15, 2018, among GSK Capital Inc., the Guarantor and Deutsche Bank Trust Company Americas (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital Inc., Deutsche Bank Trust Company Americas and Law Debenture Trust Company of New York) as trustee (the “Trustee”) (the “GSK Capital Inc. Indenture”). The GSK Capital plc Debt Securities and the related Guarantees were issued under an indenture dated as of April 6, 2004, as amended and supplemented by the First Supplemental Indenture dated as of March 21, 2014, and as further amended and supplemented by the Second Supplemental Indenture dated as of May 15, 2018, among GSK Capital plc, the Guarantor and the Trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital plc., the Trustee, and Law Debenture Trust Company of New York) (the “GSK Capital plc Indenture”, and together with the GSK Capital Inc. Indenture, the “Indentures”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	facsimile copies of the Securities in global form as executed by GSK Capital Inc., GSK Capital plc and the Guarantor, as applicable, and authenticated by the Trustee;

(d)	executed copies of the Indentures, including the certificated forms of Debt Securities; and

(e)	copies of GSK Capital Inc.’s Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of Delaware and an officer of GSK Capital Inc., respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of GSK Capital Inc. and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

GSK plc et al., p. 3

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The GSK Capital Inc. Debt Securities in global form have been duly executed and delivered by GSK Capital Inc., and are the valid, binding and enforceable obligations of GSK Capital Inc., entitled to the benefits of the GSK Capital Inc. Indenture.

2. The GSK Capital plc Debt Securities in global form have been duly executed and delivered by GSK Capital plc under the law of the State of New York, and are the valid, binding and enforceable obligations of GSK Capital plc, entitled to the benefits of the GSK Capital plc Indenture.

3. The Guarantees have been duly executed and delivered by the Guarantor under the law of the State of New York and are the valid, binding and enforceable obligations of the Guarantor, entitled to the benefits of the GSK Capital Inc. Indenture and the GSK Capital plc Indenture, respectively.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Guarantor, GSK Capital Inc. or GSK Capital plc, (a) we have assumed that each of the Guarantor, GSK Capital Inc., GSK Capital plc and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Guarantor, GSK Capital Inc. or GSK Capital plc regarding matters of the federal law of the United States of America or the law of the State of New York or, solely with respect to GSK Capital Inc., the General Corporation Law of the State of Delaware, that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) in the case of the Guarantor and GSK Capital plc, such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The waiver of defenses contained in Section 6.01 of each of the GSK Capital plc Indenture and the GSK Capital Inc. Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

We express no opinion as to the enforceability of Section 11.15 of each of the GSK Capital Inc. Indenture and the GSK Capital plc Indenture relating to currency indemnity.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware. With respect to matters governed by the law of England and Wales, we have relied on our opinion dated March 13, 2025, as English counsel to GSK Capital Inc., GSK Capital plc and the Guarantor, which has been filed as Exhibit 5.2 to GSK Capital Inc.’s, GSK Capital plc’s and the Guarantor’s Form 6-K dated March 13, 2025.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of GSK Capital Inc., GSK Capital plc and the Guarantor dated March 13, 2025, and to the reference to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

GSK plc et al., p. 4

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sebastian R. Sperber
Sebastian R. Sperber, a Partner